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                                                                  EXHIBIT 10.2.3


                                              __________________  ___, 199__


                  SECURED LOAN AGREEMENT (WITH RECOURSE)

          For the mutual considerations contained herein, Coldwater Creek, Inc. (hereinafter "Employer") and _____________________ (hereinafter "Employee") do hereby make the following loan agreement, wherein Employer is making a secured loan, with recourse, to Employee upon the following terms and conditions:


       1. Employer does hereby loan to Employee the cash sum of $____________.

       2. This loan shall be all due and payable to Employer on the earlier of
          (a) the date ten (10) days before the date that the vested stock options serving as partial security for this loan expire; or (b) Ninety (90) days from the date that the Employee's Employment with Employer terminates for any reason.

       3. Employee does hereby grant and pledge to Employer, as security for this loan, all of the Employee's right, title, and interest in any and all vested stock options in Coldwater Creek Inc.

       4. Interest shall accrue on said loan at a rate equal to the Wall Street Journal Prime Rate during the term of this loan, and Employee shall pay accrued interest annually, on the anniversary date of this loan; provided, however, that so long as Employee is employed by Employer, the interest rate shall be abated to a rate of three (3) percent per annum. Employee and Employer understand and acknowledge that the difference between the loan interest rate and the abated interest rate is income realized by the Employee.

       5. Should Employee become in default of this loan, Employer shall, upon ten (10) days written notice to Employee, be entitled to take possession of and realize upon Employee's vested stock option in Coldwater Creek, and at the discretion of Employer, exercise said options. Employer may, at its discretion, also waive its security interest in the vested stock options and pursue collection directly from the Employee.

       6. Employee agrees that this loan is personal to the Employee, and that Employer is relying upon the financial condition of Employee. Employee has provided, contemporaneously with this agreement, a financial statement summarizing the Employee financial position which will be used to satisfy all or any portion of the loan, and whether or not Employer exercises discretion to seek re-payment from its security interest in the options.
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       7. Employee further acknowledges and agrees that Employee will submit an updated financial statement each year, upon the anniversary date of this agreement, as well as any such time as reasonably requested by Employer. Employee also agrees to pledge any and all of his or her net assets reflected in said financial statement, as may be reasonably requested by Employer to secure this obligation. Employee acknowledges that failure to pledge such assets as security is a separate and distinct event of default under this loan, which shall enable Employer to demand payment in full of said loan by Employee, without resorting the security pledged for this loan.

       8. Should Employer, upon default of Employee, be required to collect this loan, Employee shall be responsible to Employer for all costs, including reasonable attorney's fees and other expenses, incurred by Employer in collection hereunder.

                                      _________________________________
                                      Employee


                                      _________________________________
                                      COLDWATER CREEK INC.
                                      Dennis C. Pence